Exhibit 99.1

8X8, INC. APPOINTS TODD FORD OF COUPA SOFTWARE

TO ITS BOARD OF DIRECTORS

SAN JOSE, CA – May 8, 2019 — 8x8, Inc. (NYSE: EGHT), a leading cloud provider of voice, video, chat and contact center solutions for over one million users worldwide, today announced that its Board of Directors has appointed Todd Ford, Chief Financial Officer at Coupa Software, as a new independent director, effective June 1, 2019.

Ford is Chief Financial Officer at Coupa Software (NASDAQ: COUP), a leader in Business Spend Management, where he oversees the company’s financial strategy and operations. Ford joined Coupa pre-IPO in 2015 and has a proven track record of developing and executing value creation strategies and SaaS business models that accelerate revenue growth and maximize shareholder return.

“8x8 has a unique opportunity to significantly expand its value serving multiple large and growing markets where cloud-based technologies are actively disrupting traditional software models,” said Todd Ford. “The Company has invested smartly in technology and has built a formidable single communications platform that is highly valued by enterprises that are moving to the cloud. 8x8’s compelling portfolio of voice, video, contact center and collaboration solutions is why Coupa switched to 8x8 voice and contact center services across its global operations footprint. I’ve always admired the 8x8 team’s transparency, execution and drive that has shaped their success to date and I look forward to supporting them to accelerate growth and increase shareholder value.”

“We are thrilled to attract some of the most distinguished and successful executives in the technology industry to help us capitalize on our technology platform and unique market position to deliver on our growth trajectory,” said Vik Verma, Chief Executive Officer at 8x8, Inc. “Todd has extensive financial and operational experience with deep expertise in scaling enterprise-focused SaaS companies, and we are very excited to have a leader of his caliber join our Board.”

Ford brings a strong financial and executive leadership acumen to the 8x8 Board of Directors. Prior to joining Coupa, Ford served as Chief Financial Officer of MobileIron, where he led the company through a successful IPO in 2014. Prior to that, he served as Chief Financial Officer and President of Rackable Systems Inc. (acquired by HPE) where he led the start-up from $20 million in revenue to more than $350 million in revenues as a publicly traded company. Ford also held various management and financial positions with several technology companies. He earned a B.S. in Accounting from Santa Clara University.

Beginning June 1, 2019, Ford will serve as Chairperson of the Audit Committee, succeeding Ian Potter who will remain as a member of the Audit Committee. Ford will also serve as a member of the Compensation Committee.

Additional Board Updates

In conjunction with Mr. Ford’s appointment, the Company announced that Major General Guy Hecker, Jr. has retired from the Board effective May 6, 2019. In connection with his retirement, General Hecker stepped down from several Board positions, including his duties as Lead Independent Director, and as a member of the Audit, Compensation, and Nominating & Governance Committees.

“I would like to thank Guy for his more than two decades of service and invaluable contributions to the company and to delivering shareholder returns. His leadership, guidance, and commitment to 8x8 have contributed greatly to our success. On behalf of the Board and management team, we wish Guy all the best in his retirement and we will miss him,” said Verma.

Also effective May 6, 2019, existing Board member Dr. Jaswinder Pal (“J.P.”) Singh has been appointed Lead Independent Director, a member of the Nominating and Governance Committee and a member of the Compensation Committee. Dr. Singh joined the Board in 2013 and he currently serves as a Professor of Computer Science at Princeton University and is co-Founder of CaaStle, an Internet technology company in the retail space.

In addition, existing director Monique Bonner has been appointed as Chairperson of the Nominating and Governance Committee, effective May 6, 2019. Ms. Bonner serves as the Executive Vice President and Chief Marketing Officer of Akamai (NASDAQ: AKAM) and joined the 8x8 Board in 2018.

About 8x8, Inc.

8x8, Inc. (NYSE: EGHT) cloud solutions help businesses transform their customer and employee experience. With one system of engagement for voice, video, collaboration and contact center and one system of intelligence on one technology platform, businesses can now communicate faster and smarter to exceed the speed of customer expectations. For additional information, visit www.8x8.com, or follow 8x8 on LinkedIn, Twitter, and Facebook.

Investor Relations:

Victoria Hyde-Dunn, 1-669-333-5200

victoria.hyde-dunn@8x8.com

Media:

John Sun, 1-408-692-7054

john.sun@8x8.com